Exhibit 2.2

Execution Version

 Amendment to the Agreement for
the Sale and Purchase of
Vessels, Charter Parties
and other Assets

among

THE SELLERS
listed in Schedule 3 hereto

THE SUBSIDIARY BUYERS

listed in Schedule 1 hereto

and

TIDEWATER INC.

THIS AMENDMENT (this “Amendment”) is entered into on 20 June 2023 to the Agreement for the Sale and Purchase of Vessels, Charter Parties and Other Assets dated as of 7 March 2023 (the “Original Agreement”) among the companies listed in Schedule 1 to the Original Agreement, as buyers of one or more Assets and/or transferees of Employees and each being a subsidiary of the Buyer Guarantor (the “Subsidiary Buyers”), Tidewater Inc., a Delaware corporation with a registered business address at 842 West Sam Houston Parkway North, Suite 400, Houston, Texas, 77024 USA as guarantor and joint and several obligor of the obligations of the Subsidiary Buyers (the “Buyer Guarantor” and collectively with the Subsidiary Buyers, the “Buyers” and each a “Buyer”), and the companies listed in Schedule 3 to the Original Agreement, as registered owner and seller of an Asset or transferor of Employees (each, a “Seller” and collectively, the “Sellers”).

The Buyers and the Sellers are hereinafter jointly referred to as the “Parties”, and each a “Party”.

BACKGROUND

(A)	On 7 March 2023, the Parties entered into the Original Agreement; and

(B)	The Parties desire to make certain amendments to the Original Agreement as specifically set forth herein.

NOW, THEREFORE, the Parties agreement as follows:

1.             DEFINITIONS

Unless otherwise specifically defined herein, terms used but not defined in this Amendment shall have the meanings assigned thereto in the Original Agreement. Each reference to “hereof”, “hereunder” and “herein” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Original Agreement shall, after this Amendment becomes effective, refer to the Original Agreement as amended hereby.

2.             AMENDMENTS

2.1          The Original Agreement is hereby amended by amending the following definitions to read in their entirety as follows:

“Agreed Commercial Terms”[1]	means:

		(i)	during the 6 month period from and after Closing: (a) for Vessels in Brazil a fee of NOK 584 625 per Vessel per month, and (b) for other Vessels a fee of NOK 552 737 per Vessel per month.

1 In connection with the execution of the underlying Management Agreement and Crewing Agreements, the Parties acknowledged an inadvertent typographical error in the Agreement Commercial Terms that should have reflected a per Vessel per month fee of NOK 292 393 in Brazil and NOK 276 368.

(ii)	after 6 months from Closing, the commercial terms applicable from time to time for the other vessels in the Sellers’ Group.
The Parties shall agree on an allocation of the fees between the respective Management Agreement and Crewing Agreement for each Vessel.

Notwithstanding the foregoing, the Parties agree that any Buyer may terminate a Management Agreement or Crewing Agreement to which it is a party with 10 Business Days’ notice at any time without any form of termination fee or obligation to pay a management fee following such termination for post-termination periods.

“Assets”	means the Vessels, the Charter Parties and the Economic Interest, and “Asset” means any of them.

“Management Agreement”	means an agreement between or among the Buyer Guarantor, the applicable Buyer and one or more Sellers relating to a Vessel providing for the technical management or commercial management or any similar services in the form set forth as Schedule 21 to this Agreement.

2.2           The Original Agreement is hereby amended by adding the following definitions:

“Australian Crewing Agreement”	means the Crewing Agreement for each of the Australian Vessels in the form set forth as Schedule 19 to this Agreement.

“Australian Vessel”	means each of the following Vessels: the Normand Seeker, the Normand Skimmer, the Normand Swan and the Normand Tortuga.

“Crewing Agreement”	means an agreement between or among the Buyer Guarantor, the applicable Buyer and one or more Sellers relating to a Vessel providing for the crewing, payroll or any similar services in the form set forth as Schedule 20 to this Agreement.

“Management Period”	means a period not to exceed six months from the date of Closing, which period can be terminated earlier at the Buyers’ discretion with ten (10) Business Days prior written notice; provided that the Buyers shall use best efforts (subject to customer consent) to terminate such period for each Vessel in accordance with Schedule 18.

“Secondment Agreement”	means an agreement permitting a Manager under a Management Agreement to use relevant Employees on terms reasonably acceptable to the Parties.

“Transition Services Agreement”	means an agreement entered into pursuant to clause 4.8.

2.3          Clause 2.3 of the Original Agreement is hereby amended by amending the last sentence thereof to read in its entirety as follows:

“The Purchase Price, as may be adjusted in accordance with this Clause 2.3 and as otherwise agreed to by the Parties, shall be paid on Closing as set out in Clause 13, save for extras under the MoAs which shall be settled within 14 Business Days after delivery of the respective Vessels under the respective MOAs.”

2.4          Clause 4.1.2 of the Original Agreement is hereby amended to read in its entirety as follows:

“4.1.2     Management

For any Unchartered Vessel, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into with the Buyer Guarantor or any Buyer designated by the Buyer Guarantor prior to Closing but conditioned on Closing: (i) a Management Agreement for the technical and commercial management (excluding chartering) of such Unchartered Vessel for the Management Period and (ii) a Crewing Agreement for the crewing and payroll management of such Unchartered Vessel for a period not to exceed November 1, 2023, which period can be terminated earlier at the Buyers’ discretion with ten (10) Business Days days prior written notice (the “Crewing Period”). The Sellers’ Group shall be compensated at the Agreed Commercial Terms for their management services under the Management Agreement and the Crewing Agreement.

To the extent any Employee associated with an Unchartered Vessel is transferred to and employed by any Buyer at Closing, the Parties shall enter into a Secondment Agreement permitting the Manager under the Management Agreement to use of the applicable Employees during the Management Period.”

2.5          Clause 4.2.3 of the Original Agreement is hereby amended to read in its entirety as follows:

“4.2.3     Management

For any Unrestricted Vessel, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into with the Buyer Guarantor or any Buyer designated by the Buyer Guarantor prior to Closing but conditioned on Closing: (i) a Management Agreement for the technical and commercial management (excluding chartering) of such Unrestricted Vessel for the applicable Management Period and (ii) a Crewing Agreement for the crewing and payroll management of such Unrestricted Vessel for the Crewing Period; provided that, the Crewing Period for an Australian Vessel shall be as set forth in the Australian Crewing Agreement. The Sellers’ Group shall be compensated at the Agreed Commercial Terms for their management services under the Management Agreement and the Crewing Agreement.

To the extent any Employee associated with an Unrestricted Vessel is transferred to and employed by any Buyer at Closing, the Parties shall enter into a Secondment Agreement permitting the Manager under the Management Agreement to use the applicable Employees during the Management Period.”

2.6          Clause 4.3.2 of the Original Agreement is hereby amended to read in its entirety as follows:

“4.3.2     Management

For any Unassigned Charter Vessel, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into with the Buyer Guarantor or any Buyer designated by the Buyer Guarantor prior to Closing but conditioned on Closing: (i) a Management Agreement for the technical and commercial management (excluding chartering) of such Unassigned Charter Vessel and (ii) a Crewing Agreement for the crewing and payroll of the Unassigned Charter Vessel. Unless otherwise agreed between the Parties, (i) the Management Agreement will continue at the Buyers’s option until the later to occur of (a) the Management Period and (b) the earlier to occur of (1) the Charter Party expiring and (2) the date on which the Charterer consents to the novation of the Charter Party and executes a Novation Agreement (the “Extended Management Period”) and (ii) the Crewing Agreement will continue until the end of the Crewing Period; provided that, the Crewing Period for an Australian Vessel shall be as set forth in the Australian Crewing Agreement. The Sellers’ Group shall be compensated at the Agreed Commercial Terms for their management services under the Management Agreement and the Crewing Agreement.

To the extent any Employee associated with an Unassigned Charter Vessels is transferred to and employed by any Buyer at Closing, the Parties shall enter into a Secondment Agreement permitting the Manager under the Management Agreement to use the applicable Employees during the Management Period and, if applicable, the Extended Management Period.”

2.7          Clause 4.4.4 of the Original Agreement is hereby amended to read in its entirety as follows:

“4.4.4     Management – Buyer Mortgaged Vessels

For any Buyer Mortgaged Vessel, each Seller shall either itself or shall cause another creditworthy member of the Sellers’ Group to enter into with the Buyer Guarantor or any Buyer designated by the Buyer Guarantor prior to Closing but conditioned on Closing (i) a Management Agreement for the technical and commercial management (excluding chartering) of such Buyer Mortgaged Vessel and (ii) a Crewing Agreement for the crewing and payroll of the Buyer Mortgaged Vessel. Unless otherwise agreed between the Parties, (i) the provision of services under such Management Agreement will continue at the Buyers’s option until the end of the Extended Management Period and (ii) the Crewing Agreement will continue until the end of the Crewing Period; provided that, the Crewing Period for an Australian Vessel shall be as set forth in the Australian Crewing Agreement. The Sellers’ Group shall be compensated at the Agreed Commercial Terms for their management services under the Management Agreement and the Crewing Agreement.

To the extent any Employee associated with a Buyer Mortgaged Vessel is transferred to and employed by any Buyer at Closing, the Parties shall enter into a Secondment Agreement permitting the Manager under the Management Agreement to use of the applicable Employees during the Management Period and, if applicable, the Extended Management Period.”

2.8          The second paragraph of clause 4.8 of the Original Agreement is hereby amended is hereby amended to read in its entirety as follows:

“Sellers agree that the Buyers may retain the current names of the Vessels, including the word “Normand”,  after the Closing for Vessels until 10 days from (a) with respect to each Unchartered Vessel and each Unrestricted Vessel, the end of the Management Period and (b) with respect to each Unassigned Charter Vessel and each Buyer Mortgaged Vessel, the end of Extended Management Period, as applicable (the applicable date for each Vessel, the “Change Date”). Seller's funnel marks and other marks shall be changed by the applicable Change Date. To the extent any of the name, funnel marking or other marks are not changed within the time limits as aforesaid, the Buyers shall pay to the Sellers liquidated damages in the amount of USD $5,000 per day for each Vessel where the changes have not been done.”

2.9          The second paragraph of clause 5.1 of the Original Agreement is hereby amended by adding the following sentences at the end of that paragraph:

“The Sellers shall provide the Buyers with such information that is reasonably required for the Buyers to make such offers (the “Employee Information”). Such offers shall be made (a) within 8 weeks prior to the end of the Crewing Period or (b) as promptly as practicable following the receipt of the Employee Information if such Employee Information is not received within 10 weeks prior to the end of the Crewing Period, in either case to allow the Sellers to give notice to the Offshore Employees who do not accept the offers.”

2.10        Clause 6 of the Original Agreement is hereby amended to read in its entirety as follows:

“6.           POST-CLOSING ECONOMIC INTEREST

For the Unassigned Charter Vessels and Buyer Mortgaged Vessels, the Sellers shall continue to perform the Charter Parties at the risk and benefit of the Buyers pursuant to the Charter Party, and on behalf of the Buyers pursuant to the Management and Crewing Agreement.

In this context, the “Economic Interest” in an Unassigned Charter Vessel or Buyer Mortgaged Vessel, as applicable, shall be calculated as gross income for such Vessel less, to the extent not paid directly by the Buyers, (a) third party broker commissions, (b) tax, (c) vessel technical expenses, (d) salary and personnel expenses, (e) other operational expenses, and (f) fuel and lube expenses, in each case from the delivery of the relevant Vessel under the relevant MoA until the Charter Party of the Unassigned Charter Vessel or the Buyer Mortgaged Vessel, as applicable, is novated to the Buyers or the applicable Charter Party expires.”

2.11        The Original Agreement shall be amended by adding the schedules attached hereto as Schedules 18, 19, 20 and 21 as Schedules 18, 19, 20 and 21 to the Original Agreement.

3.             EFFECT OF AMENDMENT

Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Parties under the Original Agreement or any Ancillary Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement or any Ancillary Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Agreement or any Ancillary Documents in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Original Agreement specifically referred to herein.

4.             MISCELLANEOUS

The parties hereto hereby agree that the provisions of Clauses 16 through 25 of the Original Agreement shall apply mutatis mutandis to the execution and delivery of, the interpretation and construction of, and the performance of the Parties’ respective obligations under, this Amendment.

[Signature Page Follows]

Tidewater Inc.		TDW International Vessels (Unrestricted), LLC

/s/ Daniel A. Hudson		/s/ Daniel A. Hudson
Name:	Daniel A. Hudson	Name:	Daniel A. Hudson
Title:	Executive Vice President, General Counsel and Corporate Secretary	Title:	Vice President and Secretary

Solstad Rederi AS		Farstad Supply AS

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Normand Ships AS		Solstad Supply AS

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Solstad Offshore UK Ltd.		Normand Drift AS

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Normand Ships Operations AS		Farstad Shipping Ltda.

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Solstad Management AS		Solstad Australia Pty. Ltd.

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Solstad Offshore Crewing Services Pte. Ltd.		Solstad Shipping AS

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Deep Sea Supply Navegacao Maritima Ltda.		Solstad Offshore Ltda.

/s/ Øyvind Axe		/s/ Øyvind Axe
Name:	Øyvind Axe	Name:	Øyvind Axe
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Solstad Offshore Asia Pacific Pte. Ltd.

/s/ Øyvind Axe
Name:	Øyvind Axe
Title:	Attorney-in-fact